Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL NET LEASE ANNOUNCES OPERATING RESULTS FOR THIRD QUARTER 2018

New York, November 7, 2018 – Global Net Lease, Inc. (NYSE: GNL) (“GNL” or the “Company”), a real estate investment trust focused on the acquisition and management of industrial and office properties leased long-term to high quality corporate tenants in select markets in the United States and Europe, announced today its financial and operating results for the third quarter ended September 30, 2018.

Third Quarter 2018 Highlights

•	Revenue increased 11% year over year to $72 million
•	Net income attributable to common stockholders was $177,000
•	Core Funds from Operations (“FFO”) increased 16% or $0.06 per share on a year over year basis
•	Adjusted EBITDA increased 16% or $7.8 million to $56.6 million on a year over year basis
•	Adjusted Funds from (Operations (“AFFO”) increased 14% to $39.6 million, inclusive of a $3 million lease termination fee, as compared to $34.8 million in the prior year third quarter, weighted average shares outstanding for the respective periods were 69,441,639 and 67,286,615
•	Portfolio 99.5% leased with an 8.6 year weighted average remaining lease term
•	77.1% of tenants rated as investment grade or implied investment grade[1]
•	Closed on the acquisition of four industrial, distribution or office assets totaling 1.3 million square feet for $105.4 million. Year to date $266.4 million of the previously announced $401 million in acquisitions have closed.
•	Secured new UK five year £230 million multi-property financing
•	Debt maturity is 3.8 years as compared to 3.1 years at the end of the third quarter 2017
•	Raised gross proceeds of $95 million through a public offering
•	Paid common stock dividends for the quarter of $36.7 million

James Nelson, Chief Executive Officer of GNL commented, “Our third quarter results reflect continued execution of our long range strategic plan to build a diversified global net lease portfolio and deliver an attractive return to our investors.  As we grow our portfolio we will remain focused on acquiring high quality properties which are leased long-term to tenants with strong and stable credit. The commitment to steady execution, combined with rent growth in our current leases, resulted in record quarterly revenue and AFFO.  Key to delivering these great results is the continued evolution of our balance sheet.  During the quarter, we refinanced almost $300 million of our UK debt at very attractive terms.  We believe our capital structure allows us to continue to identify and close transactions at attractive cap rates.”

	Three Months Ended September 30,
(In thousands, except per share data)	2018	2017
Revenue	$71,924	$64,870

Net income attributable to common stockholders	$177	$2,104
Net income per diluted common share	$—	$0.03

NAREIT defined FFO attributable to common stockholders	$32,305	$31,708
NAREIT defined FFO per diluted common share	$0.47	$0.47

Core FFO attributable to common stockholders	$37,752	$32,544
Core FFO per diluted common share	$0.54	$0.48

AFFO attributable to common stockholders	$39,598	$34,848

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[1]	As used herein, “Investment Grade Rating” includes both actual investment grade ratings of the tenant or Implied Investment Grade. Implied Investment Grade includes ratings of tenant parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or lease guarantor. Implied Investment Grade ratings are determined using a proprietary Moody’s analytical tool, which compares the risk metrics of the non-rated company to those of a company with an actual rating. Ratings information is as of September 30, 2018. Comprised of 38% leased to tenants with an actual investment grade rating and 39% leased to tenants with an Implied Investment Grade rating as of September 30, 2018.

Property Portfolio

At September 30, 2018 the Company’s portfolio consisted of 336 net lease properties located in seven countries and comprises 26.2 million rentable square feet leased to 106 tenants across 42 industries. The real estate portfolio metrics include:

• 99.5% leased with a remaining weighted-average lease term of 8.6 years
• 92% of portfolio rent with contractual rent increases based on square footage
• 77.1% of portfolio annualized straight-line rent derived from investment grade and implied investment grade rated tenants
• Retail portfolio accounts for 9% of annualized straight-line rent, with no retail tenants in bankruptcy, and all paying rent
• 53% U.S. and 47% Europe (based on annualized straight-line rent)
• 55% Office, 36% Industrial / Distribution and 9% Retail (based on an annualized straight-line rent)

Acquisition Highlights

During the third quarter the Company closed on the previously announced acquisition of four net leased assets totaling approximately 1.3 million square feet for $105.4 million. The leases for these facilities, located in New York, Texas, Ohio and North Carolina, are with (or are guaranteed by) FedEx Freight, NetScout, Rubbermaid Incorporated and a furniture manufacturer. The four assets were purchased at a weighted average going-in capitalization rate of 7.16%2, equating to a weighted average GAAP capitalization rate of 7.68%3, with a weighted average remaining lease term of 13.8 years4.

Tenant	Buildings	Square Feet	Asset Type	Lease Term (yrs)(1)	Purchase Price (mm)	Location
Furniture Manufacturer	1	456,094	Industrial	20.0	$ 19.0	New York State
NetScout	1	145,000	Office	12.0	$ 54.0	Allen, Texas
Rubbermaid	1	668,592	Industrial	10.0	$ 21.4	Akron, Ohio
FedEx Freight	1	28,911	Distribution	15.0	$ 11.0	Greenville, North Carolina
Total	4	1,298,597			$105.4

(1)	As of the end of the acquisition date

Capital Structure and Liquidity Resources

As of September 30, 2018, the Company had $155 million of cash and cash equivalents. The Company’s net debt to enterprise value was 48.9% with an enterprise value of $3.2 billion based on the September 30, 2018 closing share price of $20.85 for common shares and $25.07 for the preferred shares, with net debt of $1.6 billion, including $975 million of mortgage debt.

GNL announced it closed on a new 5-year £230 million ($293 million equivalent based on exchange rates on the date of closing) multi-property financing which encumbers GNL's 43 assets located in the United Kingdom. The UK multi-property financing, a syndicated balance sheet loan lead by Lloyds Bank, closed on August 16, 2018 and replaced the individual property loans on 38 of those properties.

The Company closed on an upsizing of its unsecured credit facility of $132.0 million for the multi-currency revolving credit facility portion and €51.8 million for the senior unsecured term loan facility portion. GNL used all the proceeds from the increased borrowings under the term loan facility to repay amounts outstanding under the revolving credit facility.

On August 20, 2018, GNL completed the issuance and sale of 4,600,000 shares of common stock (including 600,000 shares issued and sold pursuant to the underwriters’ exercise of their option to purchase additional shares in full) in an underwritten public offering at a price per share of $20.65. The gross proceeds from the offering were $95 million.

Year over year the percentage of fixed rate debt (including variable rate debt fixed with swaps) decreased to 73.8%5 from 77.9% as of September 30, 2017. The Company’s total combined debt had a weighted average interest rate cost of 3.0% resulting in an interest coverage ratio of 4.3x times. Debt maturity is 3.8 years as compared to 3.1 years at the end of the third quarter 2017.

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[2]	Going-in capitalization rate is a rate of return on a real estate investment property based on the expected, cash rental income that the property will generate under its existing lease during the first year of the lease. Going-in capitalization rate is calculated by dividing the cash rental income the property will generate during the first year of the lease (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average going-in capitalization rate is based upon square feet of the date of acquisition.
[3]	GAAP capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-lined rental income that the property will generate under its existing lease. GAAP capitalization rate is calculated by dividing the average annualized straight-line rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) and the purchase price of the property. The weighted average GAAP capitalization rate is based upon square feet as of the date of acquisition.
[4]	The weighted average remaining lease term in years is based upon square feet as of the date of acquisition.
[5]	Inclusive of floating rate debt with in place interest rate swaps allowing debt to effectively act as fixed.

Conference Call

GNL will host a conference call on November 7, 2018 at 11:00 a.m. ET to discuss its financial and operating results.

Dial-in instructions for the conference call and the replay are outlined below. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the GNL website, www.globalnetlease.com, in the “Investor Relations” section.

To listen to the live call, please go to GNL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the GNL website at www.globalnetlease.com.

Conference Call Details

Live Call

Dial-In (Toll Free): 1-888-317-6003

International Dial-In: 1-412-317-6061

Canada Dial-In (Toll Free): 1-866-284-3684

Participant Elite Entry Number: 1191916

Conference Replay*

Domestic Dial-In (Toll Free): 1-877-344-7529

International Dial-In: 1-412-317-0088

Canada Dial-In (Toll Free): 1-855-669-9658

Conference Number: 10125608

*Available one hour after the end of the conference call through February 7, 2019.

Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of GNL’s website at www.globalnetlease.com and on the SEC website at www.sec.gov.

About Global Net Lease, Inc.

Global Net Lease, Inc. (NYSE: GNL) is a publicly traded real estate investment trust listed on the NYSE focused on acquiring a diversified global portfolio of commercial properties, with an emphasis on sale-leaseback transactions involving single tenant, mission critical income producing net-leased assets across the United States, Western and Northern Europe. Additional information about GNL can be found on its website at www.globalnetlease.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different.

In addition, words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “would,” or similar expressions indicate a forward-looking statement, although not all forward-looking statements contain these identifying words. Any statements referring to the future value of an investment in GNL, as well as the success that GNL may have in executing its business plan, are also forward-looking statements. There are a number of risks, uncertainties and other important factors that could cause GNL’s actual results to differ materially from those contemplated by such forward-looking statements, including those risks, uncertainties and other important factors set forth in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of GNL’s most recent Annual Report on Form 10-K and GNL’s most recent Quarterly Report on Form 10-Q, as such risks, uncertainties and other important factors may be updated from time to time in GNL’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and GNL undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, except as required by law.

Contacts:

Investors and Media:

Email: investorrelations@globalnetlease.com
Phone: (212) 415-6510

Global Net Lease, Inc.

Consolidated Balance Sheets (Unaudited)

(In thousands)

	September 30, 2018	December 31, 2017
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$411,339	$402,318
Buildings, fixtures and improvements	2,289,697	2,138,405
Construction in progress	527	2,328
Acquired intangible lease assets	656,361	629,626
Total real estate investments, at cost	3,357,924	3,172,677
Less accumulated depreciation and amortization	(420,913)	(339,931)
Total real estate investments, net	2,937,011	2,832,746
Cash and cash equivalents	155,188	102,425
Restricted cash	3,491	5,302
Derivative assets, at fair value	10,442	2,176
Unbilled straight-line rent	46,227	42,739
Prepaid expenses and other assets	34,395	22,617
Due from related parties	16	16
Deferred tax assets	999	1,029
Goodwill and other intangible assets, net	22,357	22,771
Deferred financing costs, net	6,932	6,774
Total Assets	$3,217,058	$3,038,595

LIABILITIES AND EQUITY
Mortgage notes payable, net	$974,515	$984,876
Revolving credit facility	455,556	298,909
Term loan, net	282,463	229,905
Acquired intangible lease liabilities, net	32,118	31,388
Derivative liabilities, at fair value	3,071	15,791
Due to related parties	782	829
Accounts payable and accrued expenses	26,369	23,227
Prepaid rent	17,258	18,535
Deferred tax liability	15,417	15,861
Taxes payable	925	2,475
Dividends payable	2,638	2,556
Total Liabilities	1,811,112	1,624,352
Commitments and contingencies
Stockholders' Equity:
7.25% Series A cumulative redeemable preferred shares	54	54
Common stock	2,051	2,003
Additional paid-in capital	1,954,264	1,860,058
Accumulated other comprehensive income	17,102	19,447
Accumulated deficit	(569,448)	(468,396)
Total Stockholders' Equity	1,404,023	1,413,166
Non-controlling interest	1,923	1,077
Total Equity	1,405,946	1,414,243
Total Liabilities and Equity	$3,217,058	$3,038,595

Global Net Lease, Inc.

Consolidated Statements of Operations (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,
	2018	2017

Revenues:
Rental income	$68,661	$61,270
Operating expense reimbursements	3,263	3,600
Total revenues	71,924	64,870

Expenses:
Property operating	5,301	7,202
Fire recovery	31	(305)
Operating fees to related parties	6,956	6,390
Acquisition and transaction related	2,804	1,141
General and administrative	3,215	2,468
Equity-based compensation	2,053	(391)
Depreciation and amortization	30,195	29,879
Total expenses	50,555	46,384
Operating income	21,369	18,486

Other income (expense):
Interest expense	(15,104)	(12,479)
Loss on extinguishment of debt	(2,612)	—
(Loss) gain on dispositions of real estate investments	(1,933)	275
Gain (loss) on derivative instruments	1,290	(3,125)
Unrealized gain on undesignated foreign currency advances and other hedge ineffectiveness	108	88
Other income	44	2
Total other expense, net	(18,207)	(15,239)
Net income before income taxes	3,162	3,247
Income tax expense	(530)	(760)
Net income	2,632	2,487
Preferred stock dividends	(2,455)	(383)
Net income attributable to common stockholders	$177	$2,104

Basic and Diluted Earnings Per Share:
Basic and diluted net income per share attributable to common stockholders	$—	$0.03

Basic weighted average shares outstanding	69,442	67,287
Diluted weighted average shares outstanding	69,442	67,287

Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)

(In thousands)

	Three Months Ended September 30,
	2018	2017
Adjusted EBITDA
Net income	$2,632	$2,487
Depreciation and amortization	30,195	29,879
Interest expense	15,104	12,479
Income tax expense	530	760
Equity-based compensation	2,053	(391)
Non-cash portion of incentive fee	180	—
Acquisition and transaction related	2,804	1,141
Loss on dispositions of real estate investments	1,933	(275)
Fire loss (recovery)	31	(305)
(Gain) loss on derivative instruments	(1,290)	3,125
Unrealized gain on undesignated foreign currency advances and other hedge ineffectiveness	(108)	(88)
Loss on extinguishment of debt	2,612	—
Other income	(44)	(2)
Adjusted EBITDA	56,632	48,810

Net operating income (NOI)
Operating fees to related parties	6,956	6,390
General and administrative	3,215	2,468
NOI	$66,803	$57,668

Global Net Lease, Inc.

Quarterly Reconciliation of Non-GAAP Measures (Unaudited)

(In thousands)

	Three Months Ended September 30,
	2018	2017
Net income attributable to stockholders (in accordance with GAAP)	$177	$2,104
Depreciation and amortization	30,195	29,879
Loss on dispositions of real estate investments	1,933	(275)
FFO (defined by NAREIT)	32,305	31,708
Acquisition and transaction fees [1]	2,804	1,141
Loss on extinguishment of debt [2]	2,612	—
Fire loss (recovery) [3]	31	(305)
Core FFO attributable to common stockholders	37,752	32,544
Non-cash equity-based compensation	2,053	(391)
Non-cash portion of incentive fee	180	—
Non-cash portion of interest expense	1,339	1,198
Amortization of above- and below-market leases and ground lease assets and liabilities, net	488	489
Straight-line rent	(1,492)	(2,070)
Unrealized gain on undesignated foreign currency advances and other hedge ineffectiveness	(108)	(88)
Eliminate unrealized (gains) losses on foreign currency transactions [4]	(1,215)	3,598
Amortization of mortgage discounts and premiums, net and mezzanine discount	601	261
Deferred tax benefit	—	(693)
Adjusted funds from operations (AFFO) attributable to common stockholders [5]	$39,598	$34,848

Footnotes:

[1]	Primarily includes litigation costs resulting from the termination of the Former Service Provider, costs to refinance foreign debt and fees associated with the exploration of a potential equity offering.

[2]	For the three months ended September 30, 2018, includes non-cash write-off of deferred financing costs of $1.5 million and prepayment penalties paid on early extinguishment of debt of $1.1 million.

[3]	Loss (recovery) arising from clean-up costs related to a fire sustained at one of our office properties.

[4]	For AFFO purposes, we add back unrealized (gain) loss. For the three months ended September 30, 2018, gains on derivative instruments were $1.3 million which consisted of unrealized gains of $1.2 million and realized gains of $0.1 million. For the three months ended September 30, 2017, losses on derivative instruments were $3.1 million, which were comprised of unrealized losses of $3.6 million partially offset by net realized gains of $0.5 million.

[5]	AFFO for the three months ended September 30, 2018 includes income from a lease termination fee of $3.0 million, which is recorded in rental income in the unaudited consolidated statements of operations, related to a real estate asset sold during the three months ended September 30, 2018.

Caution on Use of Non-GAAP Measures

Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Adjusted Funds from Operations (“AFFO”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), and Net Operating Income (“NOI”) should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.

Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”) definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO or AFFO differently than we do. Consequently, our presentation of FFO, Core FFO and AFFO may not be comparable to other similarly-titled measures presented by other REITs.

We consider FFO, Core FFO and AFFO useful indicators of our performance. Because FFO, Core FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO, Core FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.

As a result, we believe that the use of FFO, Core FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO, Core FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Investors are cautioned that FFO, Core FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.

Funds from Operations, Core Funds from Operations and Adjusted Funds from Operations

Funds from Operations

Due to certain unique operating characteristics of real estate companies, as discussed below, NAREIT, an industry trade group, has promulgated a measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as revised in February 2004 (the "White Paper"). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property but including asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect FFO. Our FFO calculation complies with NAREIT's definition.

The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time, especially if not adequately maintained or repaired and renovated as required by relevant circumstances or as requested or required by lessees for operational purposes in order to maintain the value disclosed. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Core Funds from Operations

In calculating Core FFO, we start with FFO, then we exclude certain non-core items such as acquisition- and transaction-related costs, as well as certain other costs that are considered to be non-core, such as debt extinguishment costs, fire loss and other costs related to damages at our properties. The purchase of properties, and the corresponding expenses associated with that process, is a key operational feature of our core business plan to generate operational income and cash flows in order to make dividend payments to stockholders. In evaluating investments in real estate, we differentiate the costs to acquire the investment from the operations derived from the investment. We also add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flow. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition- and transaction-related costs as well as non-core costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management's analysis of the investing and operating performance of our properties.

Adjusted Funds from Operations

In calculating AFFO, we start with Core FFO, then we exclude certain income or expense items from AFFO that we consider more reflective of investing activities, other non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our business plan. These items include early extinguishment of debt (adjustment included in Core FFO) and unrealized gain and loss, which may not ultimately be realized, such as gain or loss on derivative instruments, gain or loss on foreign currency transactions, and gain or loss on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent and equity-based compensation from AFFO, we believe we provide useful information regarding income and expense items which have a direct impact on our ongoing operating performance. We also include the realized gain or loss on foreign currency exchange contracts for AFFO as such items are part of our ongoing operations and affect the current operating performance of the Company. By providing AFFO, we believe we are presenting useful information that can be used to better assess the sustainability of our ongoing operating performance without the impacts of transactions that are not related to the ongoing profitability of our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently.

In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income. All paid and accrued merger, acquisition and transaction related fees (including prepayment penalties for debt extinguishments) and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired will also have negative effects on returns to investors, but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income. In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management's analysis of the operating performance of the Company. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions, but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. We believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to make distributions.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, and Net Operating Income

We believe that Adjusted EBITDA, which is earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non- cash items and including our pro-rata share from unconsolidated joint, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs. NOI is a non-GAAP financial measure equal to net income (loss), the most directly comparable GAAP financial measure, less discontinued operations, interest, other income and income from preferred equity investments and investment securities, plus corporate general and administrative expense, acquisition and transaction-related expenses, depreciation and amortization, other non-cash expenses and interest expense. We use NOI internally as a performance measure and believe NOI provides useful information to investors regarding our financial condition and results of operations because it reflects only those income and expense items that are incurred at the property level. Therefore, we believe NOI is a useful measure for evaluating the operating performance of our real estate assets and to make decisions about resource allocations. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition activity on an unlevered basis, providing perspective not immediately apparent from net income. NOI excludes certain components from net income in order to provide results that are more closely related to a property's results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity.